Exhibit 99.2

NEWS

Georgia Gulf Announces Extension of Noteholder Forbearances and
Extension of Private Debt Exchange Offers

ATLANTA, GEORGIA — June 15, 2009 — Georgia Gulf Corporation (NYSE:  GGC) today announced it has entered into extended forbearance agreements with the holders of its 9.5% Senior Notes due 2014 (the “2014 notes”) and 10.75% Senior Subordinated Notes due 2016 (the “2016 Notes”) comprising the requisite percentages thereof to ensure that such indebtedness may not be accelerated under the indentures for such notes by the holders thereof prior to the earlier of July 15, 2009 and the first day on which (i) holders of at least 25 percent of the Company’s 7.125% Senior Notes due 2013 (the “2013 notes”), the 2014 notes or the 2016 notes have the right to accelerate such indebtedness or (ii) the requisite lenders under the senior secured credit agreement have the right to accelerate indebtedness thereunder, in each case due to $34.5 million of interest payments due April 15, 2009 under the 2014 notes and 2016 notes being withheld by the Company.  The requisite holders of the 2013 notes have provided a similar agreement.  These forbearance agreements were entered into with over 84 percent, 79 percent and 53 percent of the holders of the Company’s 2014 senior notes, 2016 senior subordinated notes and 2013 senior notes, respectively.  All three of the notes issuances are the subject of previously announced private exchange offers (the “exchange offers”).

In addition, as also announced today, the Company has received from its senior secured lenders an amendment to its senior secured credit agreement that allows the Company to also withhold interest payments on the 2013 notes.  Accordingly, the Company announced today that it has withheld payment of $3.6 million of interest due June 15, 2009 for the 2013 notes.  Under the indenture governing the 2013 notes, the Company has a 30-day grace period to pay the withheld interest before the noteholders can seek remedies.

Upon expiration of these forbearance agreements, an acceleration of indebtedness under any issue of the notes would constitute cross defaults under the Company’s other note issues and its senior secured credit agreement, permitting the holders of such debt to accelerate. Such acceleration would also result in a cross default under the Company’s asset securitization agreement, permitting the lenders to terminate that agreement.  In that event, the Company would be prevented from selling additional receivables under the asset securitization agreement.  If the Company was to lose access to funding under both the senior secured credit agreement and the asset securitization agreement, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws.

The Company also announced that it has extended the early participation deadline and the expiration date for the exchange offers until 12:00 midnight, New York City time July 1, 2009.  The exchange offers provide for the exchange of the three issues of outstanding notes totaling $800 million in aggregate principal amount for $250,000,000 aggregate principal amount of 15 percent Senior Secured Second Lien Notes due 2014 and 6,922,255 shares of Georgia Gulf common stock. As a result of the most recent amendment to the senior secured credit agreement, the Company cannot issue such new notes absent further bank approval.

Each exchange offer will expire at 12:00 midnight, New York City time, on July 1, 2009, unless extended.  As of June 12, 2009 approximately $14.3 million, $14.6 million and $150 thousand of the $100 million, $500 million and $200 million in principal amount outstanding of the 2013, 2014 and 2016 notes had been tendered in the exchange offers.  Full details of the exchange offers and related consent solicitations are included in the offering memorandum for these exchange offers, copies of which are available to Eligible Holders (as defined below) from Global Bondholder Services Corporation, the information agent, by calling (212) 430-3774 or toll free at (866) 873-7700.

The exchange offers have been made, and the new notes and shares of common stock are being offered and will be issued, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, only to holders of the notes (i) in the United States, that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or (ii) outside the United States, that are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act (collectively, the “Eligible Holders”).

Neither the new notes nor the shares of common stock have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:

Martin Jarosick

Executive Director — Investor Relations

770-395-4524